Exhibit 99.1

Edwards Lifesciences Corporation One Edwards Way • Irvine, CA USA • 92614 Phone: 949.250.2500 • Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070

Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

•            THV Performance Drives Fourth Quarter Sales Growth of 15%

•            Full Year 2015 Non-GAAP EPS Guidance Raised to $4.00 to $4.30

IRVINE, Calif., February 3, 2015 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in the science of heart valves and hemodynamic monitoring, today reported net income for the quarter ended December 31, 2014 of $109.2 million, or $1.00 per diluted share, and non-GAAP1 net income of $116.5 million, or $1.06 per diluted share.  Net income for the same period a year earlier was $75.1 million, or $0.68 per diluted share, and non-GAAP net income was $105.0 million, or $0.95 per diluted share.

Net sales for the quarter ended December 31, 2014 increased 15 percent to $618.0 million compared to the same period last year.  Underlying2 sales grew 16 percent to $614.2 million.  U.S. and international segment sales for the fourth quarter were $286.6 million and $331.4 million, respectively.

“In 2014, we were pleased to introduce several innovative products that helped us maintain our strong global leadership position. We are particularly gratified to see the meaningful impact that our dedicated employees have in helping so many patients around the world,” said Michael A. Mussallem, chairman and CEO. “For the quarter, we experienced robust growth across all regions, which was again led by transcatheter heart valves sales that exceeded our expectations, most notably in Europe.”

Sales Results

For the fourth quarter, the company reported Transcatheter Heart Valve Therapy sales (THV) of $267.5 million, a 46 percent growth rate over the fourth quarter last year.  On an underlying basis, THV sales grew 38 percent. These results were driven by strong sales of the company’s innovative SAPIEN 3 valve in Europe and SAPIEN XT valve in the U.S. Globally, average selling prices remained stable.

In the U.S., THV sales for the quarter, including royalties, were $129.5 million. On an underlying basis sales grew 36 percent to $126.4 million.

“Outside the U.S., THV sales grew 41 percent on an underlying basis during the quarter, once again driven by strong procedure growth across most countries in Europe,” said Mussallem. “While we expect this procedure growth rate to slow and competition to build, we continue to believe there are large numbers of untreated patients who can benefit from transcatheter aortic valve replacement therapy.”

Surgical Heart Valve Therapy product group sales for the quarter were $206.1 million. Reported sales were comparable to the fourth quarter last year, and on an underlying basis increased 3.2 percent. Heart valve unit gains across most geographies drove the majority of this quarter’s growth, partially offset by the expected reduction of Cardiac Surgery Systems product sales.

Critical Care product group sales were $144.4 million for the quarter, which were comparable to the fourth quarter last year, and on an underlying basis grew 4.3 percent.  Growth was solid in the U.S., and sales outside the U.S. were aided by a favorable comparison as inventory levels stabilized in China.  Enhanced Surgical Recovery product sales, including FloTrac and ClearSight, grew double-digits.

Additional Operating Results

For the quarter, the company’s gross profit margin was 74.0 percent, compared to 73.2 percent in the same period last year. This increase was driven primarily by a more profitable product mix and a positive impact from foreign exchange.

Selling, general and administrative expenses were $223.1 million for the quarter compared to $186.6 million in the prior year.  The largest drivers of the increase were related to the company’s global expansion of transcatheter heart valves, and a larger accrual for incentive compensation.

Research and development investments for the quarter were $84.0 million compared to $78.6 million in the prior year period.  This increase was primarily the result of continued investments in the company’s aortic and mitral valve programs, partially offset by lower spending on clinical trials this quarter.

Cash flow from operating activities for the fourth quarter was $93.2 million. After capital spending of $34.5 million and excluding the tax impacts of previously reported special items, free cash flow was $107.5 million.

Cash, cash equivalents and short-term investments totaled $1.4 billion at December 31, 2014.  Total debt was $598.1 million.

Twelve-Month Results

For the twelve months ended December 31, 2014, the company recorded net income of $811.1 million, or $7.48 per diluted share.  Excluding special items, net income was $379.6 million, or $3.50 per diluted share, representing 8.4 percent growth over the prior year.

Net sales for the twelve months of 2014 increased 13.6 percent to $2.3 billion.  Sales growth was 13.3 percent on an underlying basis.

U.S. and international segment sales for the twelve months of 2014 were $1.0 billion and $1.3 billion, respectively.

Cash flow from operating activities for the year was approximately $1.0 billion. After capital spending of $82.9 million and excluding the impacts of special items, free cash flow was $444.5 million.

During 2014, the company repurchased approximately 4.4 million shares of common stock for $300.9 million.

Outlook

Based on current foreign exchange rates, the company expects an approximate $160 million negative impact to full year 2015 reported sales compared to the prior year. The corresponding profit impact is mitigated by the company’s foreign exchange hedging program. As a result, Edwards expects full year reported sales to be at the lower end of its previously provided $2.3 to $2.5 billion range. Given the momentum in transcatheter heart valve sales, the company is raising its full year 2015 diluted EPS guidance to $4.00 to $4.30, excluding special items.

For the first quarter of 2015, at current foreign exchange rates the company projects total sales to be between $570 million and $610 million, and diluted earnings per share, excluding special items, to be between $1.02 and $1.10.

“Our foundation of leadership and our commitment to transform patient care with innovative therapies remain the source of our strength,” said Mussallem. “Edwards is poised for solid growth in 2015, and our exciting product pipeline positions us well for continued longer-term success and greater shareholder value.”

About Edwards Lifesciences

Edwards Lifesciences is the global leader in the science of heart valves and hemodynamic monitoring.  Driven by a passion to help patients, the company partners with clinicians to develop innovative technologies in the areas of structural heart disease and critical care monitoring, enabling them to save and enhance lives. Additional company information can be found at www.edwards.com.

Conference Call and Webcast Information

Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its fourth quarter results.  To participate in the conference call, dial (877) 407-8037 or (201) 689-8037.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13598642.  The call will also be available via live or webcast replay on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, information in the Outlook section, the company’s financial goals, and expectations for procedural adoption rates and competitive activity.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the rate of adoption of TAVR therapy; timing and effectiveness of new product launches; competitive dynamics; the timing and extent of regulatory approvals and reimbursement levels for our products; the company’s success in developing new products, and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of pending or future clinical trials; actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation results or expenses; and other risks detailed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, which are available at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, ClearSight, FloTrac, SAPIEN XT, and SAPIEN 3 are trademarks of Edwards Lifesciences Corporation. All other trademarks are the property of their respective owners.

[1] To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the company uses non-GAAP financial measures.  Non-GAAP amounts in this press release exclude selected items. See the Non-GAAP Financial Information page and reconciliation tables below.

[2] “Underlying” amounts are non-GAAP items and in this press release exclude foreign exchange fluctuations and the THV sales return reserve. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Consolidated Statements of Operations

(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2014	2013	2014	2013

Net sales	$618.0	$536.0	$2,322.9	$2,045.5
Cost of sales	160.4	143.8	625.6	516.6

Gross profit	457.6	392.2	1,697.3	1,528.9

Selling, general and administrative expenses	223.1	186.6	858.0	733.4
Research and development expenses	84.0	78.6	346.5	323.0
Intellectual property litigation expense (income), net	0.6	6.8	(740.4)	(61.5)
Special charges	10.2	16.3	70.7	16.3
Interest expense, net	1.7	4.0	10.8	5.2
Other expense (income), net	5.1	(0.4)	7.7	1.3

Income before provision for income taxes	132.9	100.3	1,144.0	511.2

Provision for income taxes	23.7	25.2	332.9	122.1

Net income	$109.2	$75.1	$811.1	$389.1

Earnings per share:
Basic	$1.02	$0.69	$7.62	$3.48
Diluted	$1.00	$0.68	$7.48	$3.42

Weighted-average common shares outstanding:
Basic	107.4	109.2	106.5	111.7
Diluted	109.7	111.0	108.5	113.8

Operating Statistics
As a percentage of net sales:
Gross profit	74.0%	73.2%	73.1%	74.7%
Selling, general and administrative expenses	36.1%	34.8%	36.9%	35.9%
Research and development expenses	13.6%	14.7%	14.9%	15.8%
Income before provision for income taxes	21.5%	18.7%	49.2%	25.0%
Net income	17.7%	14.0%	34.9%	19.0%

Effective tax rate	17.8%	25.1%	29.1%	23.9%

Note:  Effective January 1, 2014, the Company changed its method of accounting for certain intellectual property litigation expenses.  The Company has retrospectively adjusted the comparative financial statements of prior periods to apply this new method of accounting.  To make historical comparisons clearer, the Company has included a schedule on its website (see ir.edwards.com/results.cfm) detailing the impact of this change on its 2009-2013 Consolidated Balance Sheets and Statements of Operations.

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Balance Sheets

(in millions)

	December 31,	December 31,
	2014	2013
ASSETS

Current assets
Cash and cash equivalents	$653.8	$420.4
Short-term investments	785.0	516.5
Accounts and other receivables, net	325.0	328.0
Inventories, net	296.8	308.9
Deferred income taxes	63.5	33.4
Prepaid expenses	48.8	46.8
Other current assets	121.7	71.8
Total current assets	2,294.6	1,725.8

Long-term accounts receivable, net	5.8	7.3
Long-term investments	240.9	21.9
Property, plant and equipment, net	442.9	421.6
Goodwill	376.0	385.4
Other intangible assets, net	23.4	33.5
Deferred income taxes	91.5	79.0
Other assets	49.2	35.4

Total assets	$3,524.3	$2,709.9

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$434.4	$345.6

Long-term debt	598.1	593.1
Other long-term liabilities	300.4	226.8

Stockholders’ equity
Common stock	128.9	126.0
Additional paid-in capital	878.4	671.2
Retained earnings	2,841.9	2,030.8
Accumulated other comprehensive loss	(100.9)	(27.6)
Treasury stock, at cost	(1,556.9)	(1,256.0)
Total stockholders’ equity	2,191.4	1,544.4

Total liabilities and stockholders’ equity	$3,524.3	$2,709.9

Note:  Effective January 1, 2014, the Company changed its method of accounting for certain intellectual property litigation expenses.  The Company has retrospectively adjusted the comparative financial statements of prior periods to apply this new method of accounting.  To make historical comparisons clearer, the Company has included a schedule on its website (see ir.edwards.com/results.cfm) detailing the impact of this change on its 2009-2013 Consolidated Balance Sheets and Statements of Operations.

EDWARDS LIFESCIENCES CORPORATION

Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures.   The Company uses the term “underlying” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, as well as adjustments for discontinued and acquired products and sales return reserves associated with transcatheter heart valve therapy (“THV”) product upgrades, and “excluding special items” to also exclude gains and losses from special items such as significant investments, litigation, and business development transactions, and for 2012 to include the tax benefit for the U.S. Research and Development (“R&D”) tax credit, which was required to be included in 2013.  Guidance for sales and sales growth rates is provided on an “underlying basis,” and projections for diluted earnings per share, net income and growth, gross profit margin, taxes and free cash flow are also provided on the same non-GAAP (or “excluding special items”) basis due to the inherent difficulty in forecasting such items.  The Company is not able to provide a reconciliation of these non-GAAP items, to expected reported results due to the unknown effect, timing and potential significance of special charges or gains, and management’s inability to forecast charges associated with future transactions and initiatives. Management does not consider the excluded items or adjustments as part of day-to-day business or reflective of the core operational activities of the Company as they result from transactions outside the ordinary course of business.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance.  These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s core operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company’s business.  Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.  A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

THV Sales Return Reserve and Related Costs - In the fourth quarter of 2013 and the first and second quarters of 2014, the Company recorded a net sales return reserve and related costs, primarily related to inventory reserves, of $15.2 million, $15.6 million, and $6.1 million, respectively, related to estimated THV product returns expected upon introduction of next-generation THV products.  In the third and fourth quarters of 2014, the Company recorded a net reversal of the reserve of $16.0 million and $3.5 million, respectively, upon delivery of the next-generation THV products.

Intellectual Property Litigation Expense (Income), net - The Company incurred intellectual property litigation expenses of $5.5 million and $5.5 million in the first quarter of 2014 and 2013, respectively, $2.6 million and $5.5 million in the second quarter of 2014 and 2013, respectively, $0.9 million and $4.3 million in the third quarter of 2014 and 2013, respectively, and $0.6 million and $6.8 million in the fourth quarter of 2014 and 2013, respectively.  In addition, in the second quarter of 2014, the Company recorded a $750.0 million gain related to an agreement with Medtronic to settle all outstanding patent litigation.  In the first quarter of 2013, the Company recorded an $83.6 million gain related to the April 2010 jury award from Medtronic of damages for infringement of the U.S. Andersen transcatheter heart valve patent.

Acquisition of in-process research and development - The Company recorded a $10.2 million charge related to the acquisition of transcatheter mitral valve intellectual property in the fourth quarter of 2014.

Asset Write-down - The Company recorded a $5.0 million charge in the third quarter of 2014 to write-down assets related to its automated glucose monitoring program.  The charge related primarily to intellectual property, fixed assets, inventory and severance expenses.  The Company recorded a $5.9 million charge in the fourth quarter of 2013 related to the impairment of in-process research and development assets.

Charitable Foundation Contribution - The Company recorded a $50.0 million charge in the second quarter of 2014 for a charitable contribution to the Edwards Lifesciences Foundation.

Settlement - The Company recorded a $7.5 million charge in the first quarter of 2014 to settle past and future obligations related to one of its intellectual property agreements.

Worldwide Realignment - The Company recorded a $10.4 million charge in the fourth quarter of 2013 related primarily to severance expenses associated with a global workforce realignment.

Provision for Income Taxes -  During the second quarter of 2014, the Company recorded a $6.2 million tax benefit due to the remeasurement of its uncertain tax positions.  During the first quarter of 2013, the Company recorded an $8.4 million income tax benefit relating to the federal R&D tax credit that was extended in 2013 retroactive to the beginning of 2012.

Foreign Exchange - Fluctuation in exchange rates impacts the comparative results and sales growth rates of the Company’s underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more meaningful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the “Unaudited Reconciliation of Sales by Product Group and Region.”

Free Cash Flow - The Company defines free cash flow as cash flows from operating activities less capital expenditures.  During 2014, the Company excluded from its calculation of free cash flow the impacts of the payment from Medtronic for the litigation settlement and its contribution to the Edwards Lifesciences Foundation.  During 2013, the Company excluded the impact of another payment from Medtronic related to litigation.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2014	2013	2014	2013

GAAP Net Income	$109.2	$75.1	$811.1	$389.1
Growth Rate %	45.4%		108.5%

Non-GAAP adjustments: (A)

THV sales return reserve and related costs	(3.5)	15.2	2.2	15.2
Intellectual property litigation expense (income), net	0.6	6.8	(740.4)	(61.5)
Acquisition of in-process research and development	10.2	—	10.2	—
Charitable foundation contribution	—	—	50.0	—
Settlement	—	—	7.5	—
Asset write-down	—	5.9	5.0	5.9
Worldwide realignment	—	10.4	—	10.4

Provision for income taxes
Tax effect on reconciling items (B)	—	(8.4)	240.2	17.2
Remeasurement of uncertain tax position reserve (A)	—	—	(6.2)	—
Federal research and development tax credit (A)	—	—	—	(8.4)

Non-GAAP Net Income	$116.5	$105.0	$379.6	$367.9
Growth Rate %	11.0%		3.2%

RECONCILIATION OF GAAP TO NON-GAAP DILUTED EARNINGS PER SHARE

GAAP Diluted Earnings Per Share	$1.00	$0.68	$7.48	$3.42
Growth Rate %	47.1%		118.7%

Non-GAAP adjustments: (A), (C)

THV sales return reserve and related costs	(0.02)	0.10	0.01	0.10
Intellectual property litigation expense (income), net	—	0.04	(4.44)	(0.34)
Acquisition of in-process research and development	0.08	—	0.09	—
Charitable foundation contribution	—	—	0.33	—
Settlement	—	—	0.06	—
Asset write-down	—	0.05	0.03	0.04
Worldwide realignment	—	0.08	—	0.08

Provision for income taxes
Remeasurement of uncertain tax position reserve	—	—	(0.06)
Federal research and development tax credit	—	—	—	(0.07)

Non-GAAP Diluted Earnings Per Share	$1.06	$0.95	$3.50	$3.23
Growth Rate %	11.6%		8.4%

Note: Numbers may not calculate due to rounding.

(A)  See description of “THV Sales Return Reserve and Related Costs,” “Intellectual Property Litigation Expense (Income), net,” “Acquisition of In-Process Research and Development,” “Asset Write-down,” “Charitable Foundation Contribution,” “Settlement,” “Worldwide Realignment,” and “Provision for Income Taxes” on the Non-GAAP Financial Information page.

(B)  The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

(C)  All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

THV UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended
	December 31,
(in millions)	2014	2013

GAAP THV United States Sales	$129.5	$85.7
Adjustment for THV sales returns reserve	(3.1)	7.5

Underlying THV United States Sales	$126.4	$93.2
Underlying Growth Rate %	35.6%

THV OUTSIDE THE UNITED STATES UNDERLYING SALES GROWTH

	Three Months Ended
	December 31,
(in millions)	2014	2013

GAAP THV Outside the United States Sales	$138.0	$98.2
Adjustment for THV sales returns reserve	(0.7)	6.6
Foreign exchange impact	—	(7.3)

Underlying THV Outside the United States Sales	$137.3	$97.5
Underlying Growth Rate %	40.8%

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Tax Rate

RECONCILIATION OF GAAP TO NON-GAAP TAX RATE

	Three Months Ended	Year Ended
	December 31, 2014	December 31, 2014

GAAP Tax Rate	17.8%	29.1%

Non-GAAP adjustments: (A)

THV sales return reserve and related costs	(0.3) pts	0.1 pts
Intellectual property litigation (income) expense, net	0.1 pts	(8.6) pts
Acquisition of in-process research and development	(0.7) pts	(0.2) pts
Settlement		(0.1) pts
Remeasurement of uncertain tax position reserve		0.4 pts

Non-GAAP Tax Rate	16.9%	20.7%

(A)   See description of  “THV Sales Return Reserve and Related Costs,” “Intellectual Property Litigation (Income) Expense, net,” “Acquisition of in-process research and development,” “Settlement” “ and “Provision for Income Taxes” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of GAAP to Non-GAAP Financial Information

RECONCILIATION OF GAAP OPERATING CASH FLOW TO NON-GAAP FREE CASH FLOW

	Three Months Ended		Year Ended
	December 31,		December 31,
(in millions, except per share data)	2014	2013	2014	2013

Net cash provided by operating activities	$93.2	$111.3	$1,022.3	$472.7

Capital expenditures	(34.5)	(20.1)	(82.9)	(109.0)
Medtronic litigation settlement	—	—	(750.0)	—
Charitable foundation contribution	—	—	50.0	—
Medtronic litigation award	—	—	—	(83.6)
Net tax payments on Medtronic litigation and charitable contribution	48.8	—	205.1	26.3

Non-GAAP Free Cash Flow	$107.5	$91.2	$444.5	$306.4

Note: Numbers may not calculate due to rounding.

(A)  See description of “Free Cash Flow” on the Non-GAAP Financial Information page.

EDWARDS LIFESCIENCES CORPORATION

Unaudited Reconciliation of Sales by Product Group and Region

($ in millions)

					2014 Adjusted		2013 Adjusted
Sales by Product Group (QTD)	4Q 2014	4Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	4Q 2014 Underlying Sales	Sales Return Reserve	FX Impact	4Q 2013 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$267.5	$183.9	$83.6	45.5%	$(3.8)	$263.7	$14.1	$(7.3)	$190.7	37.9%
Surgical Heart Valve Therapy	206.1	207.0	(0.9)	(0.5)%	—	206.1	—	(7.2)	199.8	3.2%
Critical Care	144.4	145.1	(0.7)	(0.5)%	—	144.4	—	(6.6)	138.5	4.3%
Total Sales	$618.0	$536.0	$82.0	15.3%	$(3.8)	$614.2	$14.1	$(21.1)	$529.0	16.0%

					2014 Adjusted		2013 Adjusted
Sales by Product Group (YTD)	YTD 4Q 2014	YTD 4Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 4Q 2014 Underlying Sales	Sales Return Reserve	FX Impact	YTD 4Q 2013 Underlying Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$943.6	$707.7	$235.9	33.3%	$(14.1)	$929.5	$14.1	$(0.5)	$721.3	28.9%
Surgical Heart Valve Therapy	826.1	801.2	24.9	3.1%	—	826.1	—	(10.5)	790.7	4.5%
Critical Care	553.2	536.6	16.6	3.1%	—	553.2	—	(12.0)	524.6	5.5%
Total Sales	$2,322.9	$2,045.5	$277.4	13.6%	$(14.1)	$2,308.8	$14.1	$(23.0)	$2,036.6	13.3%

					2014 Adjusted		2013 Adjusted
Sales by Region (QTD)	4Q 2014	4Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	4Q 2014 Underlying Sales	Sales Return Reserve	FX Impact	4Q 2013 Underlying Sales	Underlying Growth Rate *
United States	$286.6	$239.1	$47.5	19.9%	$(3.1)	$283.5	$7.5	$—	$246.6	15.0%
Europe	193.5	162.3	31.2	19.2%	(0.7)	192.8	6.6	(10.1)	158.8	21.1%
Japan	65.7	67.6	(1.9)	(2.9)%	—	65.7	—	(7.3)	60.3	9.4%
Rest of World	72.2	67.0	5.2	7.6%	—	72.2	—	(3.7)	63.3	14.1%
International	331.4	296.9	34.5	11.6%	(0.7)	330.7	6.6	(21.1)	282.4	16.8%
Total	$618.0	$536.0	$82.0	15.3%	$(3.8)	$614.2	$14.1	$(21.1)	$529.0	16.0%

					2014 Adjusted		2013 Adjusted
Sales by Region (YTD)	YTD 4Q 2014	YTD 4Q 2013	Change	GAAP Growth Rate*	Sales Return Reserve	YTD 4Q 2014 Underlying Sales	Sales Return Reserve	FX Impact	YTD 4Q 2013 Underlying Sales	Underlying Growth Rate *
United States	$1,047.3	$939.6	$107.7	11.5%	$(7.5)	$1,039.8	$7.5	$—	$947.1	9.8%
Europe	744.5	616.5	128.0	20.8%	(6.6)	737.9	6.6	7.5	630.6	17.0%
Japan	257.9	243.6	14.3	5.9%	—	257.9	—	(19.8)	223.8	15.2%
Rest of World	273.2	245.8	27.4	11.2%	—	273.2	—	(10.7)	235.1	16.2%
International	1,275.6	1,105.9	169.7	15.3%	(6.6)	1,269.0	6.6	(23.0)	1,089.5	16.3%
Total	$2,322.9	$2,045.5	$277.4	13.6%	$(14.1)	$2,308.8	$14.1	$(23.0)	$2,036.6	13.3%

* Numbers may not calculate due to rounding.